Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 78 to Registration Statement No. 002-34099 on Form N-1A of our reports each dated November 20, 2007 relating to the financial statement and financial highlights of Fidelity Destiny Portfolios, including Fidelity Advisor Capital Development Fund, and Fidelity Advisor Diversified Stock Fund, appearing in the Annual Report on Form N-CSR of Fidelity Destiny Portfolios for the year ended September 30, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
November 26, 2007